Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 9, 2026, relating to our audit of the consolidated balance sheets of A Paradise Acquisition Corp. as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2025.
We also consent to the references to us under the headings “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
May 11, 2026	Certified Public Accountants
PCAOB ID No.1171